Exhibit 2.1
CONFORMED COPY
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT, dated as of October 19, 2008 (this “Agreement”), is between WebMD Health Corp., a Delaware corporation (“WebMD”), and HLTH Corporation, a Delaware corporation (“HLTH”).
RECITALS
     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of February 20, 2008 (as amended, the “Merger Agreement”);
     WHEREAS, WebMD and HLTH desire to terminate the Merger Agreement and abandon the Transactions pursuant to Section 9.01(a) thereof (the “Termination”);
     WHEREAS, the HLTH Board has unanimously approved and declared advisable the Termination;
     WHEREAS, the WebMD Board has unanimously approved and declared advisable the Termination; and
     WHEREAS, the Special Committee has unanimously approved and declared advisable the Termination;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, WebMD and HLTH hereby agree as follows:
     1.     Defined Terms. Each capitalized term used herein but not otherwise defined shall have meaning ascribed to such term in the Merger Agreement.
     2.     Termination. Effective as of the date hereof, the parties hereby mutually consent to the Termination pursuant to Section 9.01(a) of the Merger Agreement, and the Merger Agreement is hereby terminated and of no further force and effect except as expressly set forth in Section 9.02 thereof.
     3.     Tax Sharing Agreement. Promptly following the Termination, the parties hereto shall enter into an amendment to the Amended and Restated Tax Sharing Agreement dated as of February 15, 2006, between WebMD and HLTH (the “Tax Sharing Agreement”) to provide that, effective for tax years beginning after December 31, 2007, HLTH shall have no further obligation to make payments to WebMD pursuant to Section 2(d)(iv) of the Tax Sharing Agreement for the use of WebMD’s loss carryforwards to offset Extraordinary Gains (as defined in the Tax Sharing Agreement), including but not limited to any obligation to make a payment in respect of the divestitures of VIPs and EBS. Except as set forth in this Section 3, all other provisions of the Tax Sharing Agreement shall remain in full force and effect and be binding on the parties thereto.
     4.     Data Rights Agreement. Promptly after the date hereof, HLTH shall assign to WebMD, and WebMD shall assume from HLTH, all of HLTH’s right, title and interest in, and benefits and obligations under, that certain Amended and Restated Data License Agreement, dated as of February 8, 2008, among HLTH, EBS Master LLC, and the parties defined therein as the Business Services Entities.
     5.     Mutual Release. Each of WebMD and HLTH (in such capacity, a “Releasing Party”) hereby fully releases and forever discharges, to the fullest extent permitted under applicable law, the other party (in such capacity, the “Released Party”) from any and all claims and causes of action, which the Releasing Party now has or may hereafter have against the respective Released Party arising out of the Merger Agreement (including, without limitation, Section 9.02(b) thereof). Notwithstanding the foregoing, HLTH’s obligation to pay the Expenses as set forth in Section 9.03 of the Merger Agreement shall survive the Termination and shall not be subject to this Section 5.
     6.     Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.
     7.     Counterparts. This Amendment may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WEBMD HEALTH CORP.
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President — General Counsel

HLTH CORPORATION
By:	/s/ Charles A. Mele
	Name:	Charles A. Mele
	Title:	Executive Vice President — General Counsel